                                                                   Exhibit 10.19

[ACTIVBIOTICS(R) LOGO]


January 17, 2006

Dr. Alan W Dunton
80 Tanglewylde Avenue
Bronxville, NY 10708

Dear Dr Dunton:

On behalf of the Board of Directors of ActivBiotics (the "Company"), I am pleased to offer you a position as Chairman of the Board of Directors, effective December 30, 2005.

As an independent member of the Board, we offer you the following compensation package:

CASH COMPENSATION: $24,000 annual compensation, payable in 4 quarterly installments

STOCK OPTIONS: You will be eligible to receive periodic grants of stock options, as recommended by the ActivBiotics Board of Directors Compensation Committee, (once this committee is newly constituted) and upon approval by the full Board of Directors. These option grants will vest in equal monthly installments over a four-year period from the date of grant, so long as you continue to serve as a Director, at an exercise price equal to the Fair market value of the Company's Common Stock on the date of the grant.

EXPENSES: The Company will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with the performance of your duties as a Director.

INDEMNIFICATION: The Company shall, to the fullest extent permitted by Delaware General Corporation law as then in effect, indemnify you if as a result of your position as a director of the Company you are involved in any manner (including, without limitation, as a party or a witness) or are threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by you in connection with such Proceeding.

     ActivBiotics, Inc., 110 Hartwell Avenue Lexington MA02421 781-372-4800
                                Fax 781-274-8638
                              www.activbiotics.com

INSURANCE The Company is covered by Directors and Officers Liability and Reimbursement Insurance issued by Carolina Casualty Company with a $5,000,000 liability limit

Alan, Attached you will also find a consulting agreement for your signature. Please sign and return both letters to me. I look forward to working with you, ActivBiotics has an exciting future, but of course faces many challenges in realizing its ultimate potential. We can only achieve our vision for the Company with the help of individuals like you who have a significant breath and depth of experience, demonstrated talent and personal commitment. To that end, I welcome you to join the ActivBiotics Board of Directors

Sincerely,


/s/ Steven C. Gilman
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Steven C. Gilman, Ph D
Chief Executive Officer, ActivBiotics

I hereby accept my election as Chairman of the Board of Directors of ActivBiotics, effective December 30, 2005


/s/ Alan Dunton                      1.20.06
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Dr. Alan Dunton, MD


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